Exhibit 12(b)

SIDLEY AUSTIN LLP	BEIJING	HONG KONG	SHANGHAI
787 SEVENTH AVENUE	BOSTON	HOUSTON	SINGAPORE
NEW YORK, NY 10019	BRUSSELS	LONDON	SYDNEY
(212) 839 5300	CENTURY CITY	LOS ANGELES	TOKYO
(212) 839 5599 FAX	CHICAGO	NEW YORK	WASHINGTON, D.C.
	DALLAS	PALO ALTO
	GENEVA	SAN FRANCISCO
FOUNDED 1866

[●], 2015

Nuveen Dividend Advantage Municipal Fund 3

333 West Wacker Drive

Suite 3300

Chicago, IL 60606

Re:	Variable Rate Demand Preferred Shares of
Nuveen Dividend Advantage Municipal Fund 3

Ladies and Gentlemen:

We are acting as special tax counsel to Nuveen Dividend Advantage Municipal Fund 3, a Massachusetts business trust (the “Fund”), with respect to its issuance of Variable Rate Demand Preferred Shares (“VRDP Shares”), in connection with the reorganizations (the “Reorganizations”) in which the Fund will be the acquiring fund, and Nuveen Municipal Advantage Fund, Inc., Nuveen Premium Income Municipal Fund 4, Inc. and Nuveen Dividend Advantage Municipal Fund 2 will be the target funds. In that capacity, we have provided you with the form of our opinion to the effect that the VRDP Shares issued by the Fund in connection with the Reorganizations will qualify as stock for federal income tax purposes.

We hereby consent to the filing of a form of such opinion as an exhibit to the Registration Statement on Form N-14 (File No. [●]-[●]) relating to the Reorganizations initially filed by the Fund with the Securities and Exchange Commission on [●], 2015, and to the discussion of this opinion, to the use of our name and to any reference to our firm in the Joint Proxy Statement/Prospectus included therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

SIDLEY AUSTIN LLP	BEIJING	HONG KONG	SHANGHAI
787 SEVENTH AVENUE	BOSTON	HOUSTON	SINGAPORE
NEW YORK, NY 10019	BRUSSELS	LONDON	SYDNEY
(212) 839 5300	CENTURY CITY	LOS ANGELES	TOKYO
(212) 839 5599 FAX	CHICAGO	NEW YORK	WASHINGTON, D.C.
	DALLAS	PALO ALTO
	GENEVA	SAN FRANCISCO
FOUNDED 1866

[●], 2015

Nuveen Dividend Advantage Municipal Fund 3

333 West Wacker Drive

Suite 3300

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as special tax counsel to Nuveen Dividend Advantage Municipal Fund 3, a Massachusetts business trust (the “Fund”), with respect to its issuance of Variable Rate Demand Preferred Shares (the “VRDP Shares”), in connection with the reorganizations (the “Reorganizations”) in which the Fund will be the acquiring fund, and Nuveen Municipal Advantage Fund, Inc., Nuveen Premium Income Municipal Fund 4, Inc. and Nuveen Dividend Advantage Municipal Fund 2 will be the target funds.

As special tax counsel to the Fund, we have examined and relied, as to factual matters (but not as to any conclusions of law), upon originals, or copies certified to our satisfaction, of such records, documents, certificates of the Fund and of public officials and other instruments, and made such other inquiries, as, in our judgment, are necessary or appropriate to enable us to render the opinions expressed below.

The opinion herein is subject to and conditioned upon the representations made by the Fund concerning factual matters (but not conclusions of law). The initial and continuing truth and accuracy of such representations at all relevant times constitutes an integral basis for the opinion expressed herein and this opinion is conditioned upon the initial and continuing truth and accuracy of such representations at all relevant times.

In connection with rendering this opinion, we have assumed to be true and are relying upon (without any independent investigation or review thereof):

1. The representations made in an officer’s certificate detailing the Fund’s operations to date and the Fund’s anticipated future operations;

2. The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such documents, the conformity of final documents to all documents submitted to us as drafts, and the authenticity of such final documents;

Nuveen Dividend Advantage Municipal Fund 3

[●], 2015

3. The genuineness of all signatures and the authority and capacity of the individual or individuals who executed any such document on behalf of any person;

4. The accuracy of all factual representations, warranties and other statements made by all parties or as set forth in such documents;

5. The performance and satisfaction of all obligations imposed by any such documents by the parties thereto in accordance with their terms; and

6. The completeness and accuracy of all records made available to us.

We have further assumed the accuracy of the statements and descriptions of the Reorganizations and the Fund’s intended activities as described in the Fund’s Joint Proxy Statement/Prospectus dated [●], 2015. We have also assumed, without investigation, that all documents, certificates, representations, warranties and covenants upon which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

Based upon the foregoing, and subject to the qualifications, exceptions, assumptions and limitations expressed herein, we are of the opinion that the VRDP Shares issued by the Fund in connection with the Reorganizations will qualify as stock of the Fund for federal income tax purposes.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

1. Our opinion is based upon our interpretation of the current provisions of the Internal Revenue Code of 1986 (the “Code”) and current judicial decisions, administrative regulations and published notices, rulings and procedures. Our opinion represents only our best judgment and is not binding on the Internal Revenue Service (“IRS”) or the courts and there is no assurance that the IRS will not successfully challenge the conclusions set forth herein. The IRS has not yet issued regulations or administrative interpretations with respect to various provisions of the Code relating to the definition of stock. Consequently, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2. Our opinion is limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to any other matter not specifically set forth in the foregoing opinion, including without limitation with respect to any other federal, state, local or foreign tax consequences.

Nuveen Dividend Advantage Municipal Fund 3

[●], 2015

3. In the event any one of the statements, representations, warranties, covenants or assumptions we have relied upon to issue this opinion is incorrect in a material respect, our opinion might be adversely affected and if so may not be relied on.

Very truly yours,